SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into by and among MassRoots, Inc., a Delaware corporation (“MassRoots” or the “Company”), Isaac Dietrich (“Dietrich”), Ean Seeb (“Seeb”), Vincent “Tripp” Keber (“Keber”) and Terence Fitch (“Fitch”) effective as of December 12, 2017. Seeb, Keber and Fitch are sometimes referred to individually as an “Outgoing Director” and collectively as the “Outgoing Directors”. The Company, Dietrich and the Outgoing Directors may also sometimes be referred to herein individually as a “Party” and collectively as the “Parties.”

The purpose of this Agreement is to: (i) provide the Outgoing Directors with compensation for their valuable and necessary services to the Company in their capacity as directors; (ii) provide a transition plan enabling the Outgoing Directors to resign from the board and Dietrich, as the sole remaining Director, to appoint qualified successor directors to implement the business developed by Dietrich and referenced in a memorandum to the Outgoing Directors dated December 11, 2017, a copy of which is attached hereto as Exhibit A (the “Memorandum”); and (iii) enhance the value of the Company for the benefit of its shareholders.

The Parties, therefore, agree as follows:

1.       The Outgoing Directors and Dietrich, in his a capacity as a director of the Company, have performed a timely comprehensive review of the qualifications of the three individuals proposed by Dietrich (the “Successor Directors”) to fill the vacancies at or about the date of the Outgoing Directors’ respective resignations from the board with respect to the execution of the Company’s business plan as detailed in the Memorandum (the “Due Diligence Review”) which Due Diligence Review was satisfactorily completed Monday, the 11th of December, 2017.

2.                  On or about Tuesday, December 12, 2017, the Outgoing Directors and Dietrich, in his capacity as a director of the Company, shall authorize by resolution of the Board of Directors that the number of directors shall be four (4) until the next annual meeting of the shareholders (the “Director Resolution”), in accordance with Article II, Section 6 of the Bylaws of MassRoots, Inc., as amended on March 26, 2014 (the “Bylaws”), the form of which Director Resolution is attached hereto as Exhibit B.

3.                  At such time as the Director Resolution is executed by the existing board, each of the Outgoing Directors shall submit a letter of resignation to the Company in the form of the Resignation Letter attached hereto as Exhibit C.

4.                  Concurrently with the delivery of all Outgoing Directors’ executed Resignation Letters, Dietrich, in accordance with the provisions of Article II, Section 3 of the Bylaws, as the sole remaining director, shall resolve: (i) that the Company shall pay the sum of [ ] and deliver a Warrant (in the form and as described in Section 8 of this Agreement) to the each Outgoing Director (the “Director Compensation Resolution”); and (ii) that Scott Kveton (“Kveton”), upon ceasing to serve as Interim Chief Executive Officer of the Company, shall be compensated by the Company in the sum of [ ], which shall be wired in accordance with his instructions upon the execution of the Definitive Documents, which shall include his resignation letter (the “CEO Compensation Resolution”).

5.                  Concurrently with the delivery of each Outgoing Director’s executed Resignation Letter, the Company, Dietrich and each Outgoing Director shall enter into a Mutual Release and Non-Disparagement Agreement, the form of which is attached hereto as Exhibit D. Upon appointment to the Company’s Board of Directors, each Successor Director shall execute a Mutual Release and Non-Disparagement Agreement in substantially the same form as the form attached hereto as Exhibit D.

6.                  The Restricted Stock Awards to each of the Outgoing Directors pursuant to that certain Unanimous Written Consent of the Director Compensation Committee of the Board of Directors of MassRoots, Inc. dated July 24, 2017 are hereby cancelled and of no further force and effect.

7.                  Pursuant to the Director Compensation Resolution, the Company shall issue warrants to each Outgoing Director, the forms of which are attached hereto as Exhibit E (the “Warrants”). The number of shares of Common Stock subject to the Warrant issued to Denver Relief Consulting LLC, a Colorado limited liability company, as designee of Ean Seeb, shall be [ ] shares. The number of shares of Common Stock subject to the Warrant issued to Keber shall be [ ] shares. The number of shares of Common Stock subject to the Warrant issued to Fitch shall be [ ] shares.

8.                  The executed Resignation Letters, Director Resolution, Director Compensation Resolution, CEO Compensation Resolution, copies of the Warrants, Mutual Release and Non-Disparagement Agreement, and this Agreement (the “Definitive Documents”) shall be deposited with the law firm of Sheppard Mullin Richter & Hampton LLP, c/o Andrea Cataneo, 30 Rockefeller Plaza, New York, NY 10112-0015 (the “Document Custodian”). Upon receipt of all of the Definitive Documents, the Document Custodian shall instruct the Company to: (i) wire funds as follows: (a) [ ] dollars to each of the Outgoing Directors; (b) [ ] dollars to the law firm of Ryley Carlock & Applewhite P.C. representing payment of its attorneys fees’ attributable to its representation of the Outgoing Directors; (c) up to a maximum of [ ] dollars to the law firm of Sheppard Mullin Richter & Hampton LLP representing payment of its attorneys fees’ attributable to its representation of Dietrich; and (ii) release and deliver the Definitive Documents to the Parties, as applicable.

9.                  At such time as required by applicable securities laws and rules and regulations promulgated thereunder, the Company shall file with the Securities and Exchange Commission a Form 8-K and any other required regulatory filing, if any, relating to the actions and transactions provided for under this Agreement.

10.              Dietrich shall be obligated to include in the proxy solicitation for the next annual meeting of the shareholders an agenda item consisting of ratification by the shareholders of all of the terms and provisions of this Agreement and all of the actions contemplated and specified hereby.

11.              With the exception of the Company’s required regulatory filings, prior to Dietrich’s disclosure of this Agreement to the Company’s shareholders at the Company’s next annual meeting of its shareholders, the Parties agree to keep the existence and the terms of this Agreement confidential and, with the exception of the Parties’ legal and financial advisors, agree not to disclose any information concerning this Agreement or its terms to anyone unless compelled to do so by court order or other lawful authority.

12.              Neither the Company nor Dietrich shall interfere with or impede the Outgoing Directors’ efforts to sell their securities, including but not limited to shares of Company stock now owned (no matter how acquired) or hereafter acquired, options and warrants, either privately or publicly in the open market, provided that such sales are being made in accordance with relevant securities laws and limitations under Rule 144 of the Securities Act of 1933. The Outgoing Directors will not be denied a legal opinion of counsel to lift the restrictive legend from a certificate when eligible, and to the extent that an Outgoing Director wishes to exercise any outstanding options or warrants held by the Outgoing Director or his affiliates, the Company will process such requests timely. Any required approvals will not be unreasonably withheld.

13.              Neither this Agreement nor the performance of this Agreement shall be construed as an admission of liability by any Party, nor as an admission against interest by any Party, nor as an admission by any Party that the Party acted wrongly or violated any law, or the rights of any other Party, or acted in violation of any duty owed by a Party to any other Party, nor as a waiver of any defense, including, without limitation, any statute of limitations, laches or other equitable defense based on the lapse of time that exists or may exist as of the date of this Agreement. Each Party specifically disclaims any liability to any other Party for any matter addressed by this Agreement.

14.              The Company, Dietrich, and their affiliates shall hold harmless, indemnify, and defend the Outgoing Directors from and against any and all foreseeable and unforeseeable claims, demands (direct or indirect), losses, liens, fines, penalties, lawsuits or other proceedings, judgments, awards, costs, and expenses, including, without limitation, financial losses incurred, including any and all legal costs and attorneys’ fees incurred by the Outgoing Directors, as a result of any violation of this Agreement by the Company, Dietrich or their affiliates. The Outgoing Directors shall hold harmless, indemnify, and defend the Company from and against any and all foreseeable and unforeseeable claims, demands (direct or indirect), losses, liens, fines, penalties, lawsuits or other proceedings, judgments, awards, costs, and expenses, including, without limitation, financial losses incurred, including any and all legal costs and attorneys’ fees incurred by the Company, as a result of any violation of this Agreement by the Outgoing Directors.

15.              The laws of the State of Delaware shall govern the terms of this Agreement without regard to Choice of law principles.

16.              This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understanding between the parties hereto pertaining to the subject matter hereof, and may only be modified by a subsequent written agreement that is signed by the parties hereto.

17.              If any provision of this Agreement is invalid, that will not affect the validity of the other provisions.

18.              This Agreement may be executed in counterparts. If this Agreement is executed in counterparts, each counterpart shall be deemed an original, and all counterparts so executed shall constitute one binding agreement on all parties hereto, notwithstanding that all of the parties are not a signatory to the same counterpart.

[Signatures follow on next page]

IN WITNESS HEREOF, the Parties have executed this Separation Agreement as of the date first written above.

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Ean Seeb

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Vincent “Tripp” Keber

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Terrence Fitch

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Isaac Dietrich

MASSROOTS, INC., a Delaware corporation

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By: Scott Kveton

Title: Chief Executive Officer